Exhibit 5.1

10250 Constellation Blvd., Suite 1100
Los Angeles, California 90067
Tel: +1.424.653.5500 Fax: +1.424.653.5501 www.lw.com
FIRM / AFFILIATE OFFICES
	Austin	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh
April 1, 2022	Dubai	San Diego
	Düsseldorf	San Francisco
System1, Inc.	Frankfurt	Seoul
4235 Redwood Avenue	Hamburg	Shanghai
Marina Del Rey, CA 90066	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles Madrid Milan	Tokyo Washington, D.C.

Re: System1, Inc. – Registration Statement on Form S-1

To the addressees set forth above:

We have acted as special counsel to System1, Inc., a Delaware corporation, f/k/a Trebia Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) the offer and sale from time to time of (a) (1) 82,980,742 outstanding shares (the “Outstanding Resale Shares”) of common Class A Common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company, (2) 22,077,319 shares of Class A Common Stock (the “Exchange Resale Shares”) issuable to certain unitholders of S1 Holdco, LLC, a Delaware limited liability company (“S1 Holdco”), upon the transfer or redemption of class B units of S1 Holdco (“S1 Holdco Class B Units”), (3) 1,450,000 shares of Class A Common Stock issuable upon the vesting of restricted stock units of the Company pursuant to the earnout provisions of the Business Combination Agreement (the “RSU Earnout Resale Shares” and, together with the Outstanding Resale Shares and the Exchange Resale Shares, the “Resale Shares”), (b) 109,700 warrants (the “Affiliate Warrants”) to acquire 109,700 shares of Class A Common Stock (“Warrants”) held by certain directors and officers of the Company and (c) 8,233,334 Warrants (the “Private Placement Warrants” and, together with the Affiliate Warrants, the “Resale Warrants”), in each case, by the selling securityholders named in the Registration Statement (the “Selling Securityholders”), and (ii) the issuance by the Company of up to 25,483,334 shares (the “Warrant Shares”) of Common Stock upon the exercise of the Private Placement Warrants and 17,250,000 warrants originally issued in the initial public offering of Trebia Acquisition Corp. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the issue of the Resale Shares, Company Shares, Warrant Shares and Resale Warrants.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and, with respect to the opinions set forth in paragraph 4 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Outstanding Resale Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

        April 1, 2022

2.

When the issuance of the Exchange Resale Shares has been duly authorized by all necessary corporate action of the Company, upon the issuance and delivery thereof in connection with the transfer or redemption of S1 Holdco Class B Units in accordance with the limited liability company agreement of S1 Holdco, such Exchange Resale Shares will be validly issued, fully paid and nonassessable.

3.

The RSU Earnout Resale Shares, when issued in accordance with the terms of the Business Combination Agreement, dated as of June 28, 2021, by and among System1 Holdco, LLC, System1 SS Protect Holdings, Inc. and the other parties thereto (as amended, the “Business Combination Agreement”) and the applicable award agreement, will be validly issued, fully paid and nonassessable.

4.	The Resale Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.

When the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinions set forth in numbered paragraph 4 are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants and the warrant agreement, dated June 19, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent, relating to the Warrants, have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or

        April 1, 2022

defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP